Exhibit 99.2

HERBALIFE NUTRITION ANNOUNCES CEO TRANSITION PLAN

Chairman and CEO Michael Johnson to Become Executive Chairman Effective June 1, 2017

COO Richard Goudis to Succeed Johnson as CEO

LOS ANGELES, CA – November 1, 2016 – Global nutrition company Herbalife Ltd. (NYSE: HLF) (“Herbalife Nutrition” or “the Company”) today announced that consistent with the Company’s planned succession strategy, Michael O. Johnson, Herbalife Nutrition’s chief executive officer (CEO) since 2003 and chairman since 2007, will transition to the role of executive chairman of the Company, effective June 1, 2017. At that time, Richard P. Goudis, currently chief operating officer (COO), will succeed Mr. Johnson as CEO.

“Over the past 13 years, Michael’s incredible vision, leadership and passion for Herbalife Nutrition’s mission have strengthened the Company’s global leadership, expanding our positive impact on the health and wellness of millions of people in more than 90 countries,” said Jeffrey T. Dunn, lead independent director of Herbalife Nutrition’s Board of Directors. “Michael has skillfully led the Company through a period of significant expansion, quadrupling annual net sales from $1.1 billion to $4.5 billion over the course of his tenure and deepening relationships with distributors and customers around the world. As we move through this planned leadership transition process, we look forward to Michael’s ongoing involvement with the Company as executive chairman, where his talents, experience and judgment will continue to help guide the Company and deliver value for shareholders.”

“It is a privilege to lead this remarkable company and work with our extraordinary management team, employees and distributors to reach the position of strength we are in today,” said Mr. Johnson. “Our mission of improving people’s nutrition and health is what attracted me to Herbalife Nutrition more than 13 years ago and I am extremely proud that we have made incredible strides in bringing our mission to bear around the globe. I look forward to continuing to advocate the importance of good nutrition, which is at the heart of my new role.”

In addition to quadrupling sales, the Company expanded its operations significantly during Mr. Johnson’s tenure and now does business in 94 countries around the world. Herbalife Nutrition’s product portfolio also increased considerably under Mr. Johnson’s leadership as did the R&D function which has grown to include more than 300 scientists and Ph.D.s. In addition, Mr. Johnson’s vision drove many of the Company’s key marketing initiatives, namely the sponsorship of more than 190 athletes and teams around the globe including the Los Angeles Galaxy soccer team, soccer sensation Cristiano Ronaldo and cricket superstar Virat Kohli. An endurance athlete, Mr. Johnson is also responsible for leading the development and introduction of the Herbalife 24 line of sports nutrition products, used by elite athletes around the globe.

Mr. Dunn continued, “We are thrilled to name Rich Goudis as Herbalife Nutrition’s next CEO. Rich has more than 18 years of experience in the nutrition industry, including leadership roles at Rexall Sundown and GNC, and has been an integral part of Herbalife Nutrition’s management team for 12 years. As

Herbalife Nutrition’s CFO from 2004 to 2009 and COO since 2010, Rich has continuously proven to be among the most visionary, effective and productive leaders in the nutrition industry. We are confident the Company will continue to thrive under Rich’s leadership and are excited about the future.”

“Rich and I have worked side by side for more than a decade, and I’ve witnessed firsthand his extraordinary integrity, judgment and passion for making Herbalife Nutrition a great company,” said Mr. Johnson. “The Board and I have full confidence in his ability to lead Herbalife Nutrition well into the future and ensure the Company’s momentum continues.”

Commenting on his appointment, Mr. Goudis said, “I am honored by the trust the Board has placed in me to lead this great company into the future. As a leading nutrition company, we have shown our ability to continuously innovate by bringing new products to market and improving the customer and distributor experience. I look forward to building upon this strong foundation and working with our employees and distributors as we continue to bring quality nutrition to people around the world.”

As COO of Herbalife since 2010, Mr. Goudis has been responsible for Worldwide Manufacturing Operations, Product Development, Quality, Supply Chain, Human Resources, Information Technology, Security and regional Finance and operations functions. During this time, the Company expanded its Herbalife Innovation and Manufacturing (H.I.M.) facilities to five locations around the world and now manufactures more than 70 percent of all products in-house, ensuring the highest levels of quality control. Under Mr. Goudis’ management, Herbalife Nutrition also grew its employee base to more than 8,000 people worldwide. Prior to his role as COO, Mr. Goudis served as the Company’s chief financial officer for six years.

In a separate announcement this afternoon, the Company reported its third quarter 2016 financial results. The press release can be found here http://ir.Herbalife.com.

About Herbalife Ltd.

Herbalife is a global nutrition company that has been changing people’s lives with great products since 1980. Our nutrition, weight-management, energy and fitness and personal care products are available exclusively to and through dedicated Herbalife independent distributors in more than 90 countries. We are committed to fighting the worldwide problems of poor nutrition and obesity by offering high-quality products, one-on-one coaching with an Herbalife distributor and a community that inspires customers to live a healthy, active life.

We support the Herbalife Family Foundation (HFF) and its Casa Herbalife programs to help bring good nutrition to children in need. We also sponsor more than 190 world-class athletes, teams and events around the globe, including Cristiano Ronaldo, the LA Galaxy and champions in many other sports.

The company has over 8,000 employees worldwide, and its shares are traded on the New York Stock Exchange (NYSE: HLF) with net sales of $4.5 billion in 2015. The Herbalife website contains a significant amount of financial and other information about the company at http://ir.Herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted. To learn more, visit Herbalife.com or IAmHerbalife.com.

CONTACT

Alan Hoffman, Megan Jordan

(213) 745-2931